EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Tesco Corporation to File Form 12b-25 with Securities and Exchange Commission

HOUSTON, March 16, 2015 – Tesco Corporation (NASDAQ: TESO) ("TESCO" or the "Company") announced today that it will file a Form 12b-25 Notification of Late Filing with the U.S. Securities and Exchange Commission with regard to its Annual Report on Form 10-K for the year ended December 31, 2014. The filing provides the Company with an additional 15 calendar days to file its Form 10-K. While the Company believes that it will file by the extended deadline, there can be no assurance that the Company will meet this extended filing deadline.

The Company was unable to file its Form 10-K by the March 16, 2015 deadline as a result of the identification of out-of-period adjustments and the consequential need for the Company to complete certain related analysis. The majority of these charges relate to foreign exchange calculations, indirect tax balances and tax reserves for certain prior intercompany transactions and balances.

Based on the analysis completed to date, the Company believes that the total net adjustments are immaterial to any given prior year but the effect of making all adjustments in the current year is material. TESCO is also evaluating the effectiveness of its internal controls over financial reporting, as required under the provisions of Section 404 of the Sarbanes-Oxley Act of 2002. During the course of this evaluation, the Company may conclude it has identified material weaknesses in the effectiveness of certain internal controls over financial reporting.

In order to file its Annual Report on Form 10-K by March 31, the Company must complete its documentation and assessment of internal controls. In addition, the Company’s current auditor for 2014, Ernst & Young LLP, will need to complete its current year audit and the Company’s prior auditor for the years 2011-2013, PricewaterhouseCoopers LLP, will need to complete its review process in order provide its consent to adjust the prior year financial statements

ABOUT TESCO CORPORATION
Tesco Corporation is a global leader in the design, manufacture and service of technology based solutions for the upstream energy industry. Tesco Corporation seeks to change the way people drill wells by delivering safer and more efficient solutions that add real value by reducing the costs of drilling for and producing oil and gas.

For more information please contact:
Chris Boone – Chief Financial Officer
Tesco Corporation
(713) 359-7000

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